Exhibit 99.1
TaskUs Expands European Operations with Acquisition of heloo

Enhances TaskUs’ Global Footprint and Language Capabilities

Diversifies Client Mix with High-Growth European Technology Companies, Including in e-Commerce and Gaming Sectors

NEW BRAUNFELS, Texas, April 19, 2022 – TaskUs, Inc. (Nasdaq: TASK), a provider of outsourced digital services and next-generation customer experience to fast growing technology companies, today announced that it has acquired heloo, a European provider of outsourced specialized services.

Founded in 2017, Croatia-based heloo provides digital customer experience solutions to European technology companies with a particularly strong presence in e-commerce and gaming. Its employees support 20 languages across seven additional Eastern European countries, including Bosnia, Serbia, and Slovenia. With its best-in-class omnichannel and remote workforce delivery model, heloo has a track record of delivering double-digit revenue growth. Similar to TaskUs, heloo has high employee satisfaction with a 4.7 Glassdoor score, high employee retention, and a strong client-centric culture. heloo’s co-founders, Domagoj Makar and Tomislav Plesa, will continue leading the business post acquisition.

The acquisition of heloo enhances TaskUs’ European language capabilities, diversifies TaskUs’ client mix with referenceable, EU-based clients and helps to scale TaskUs’ global operations by expanding further into Eastern Europe. TaskUs will benefit from strong cross-selling opportunities to heloo’s clients across Germany, Austria, Switzerland, and Finland, among other countries.

“As we advance our mission to help the world’s most innovative technology companies represent, protect and grow their brands, we see global expansion as a key driver of our growth,” said Bryce Maddock, Chief Executive Officer and Co-Founder of TaskUs. “heloo adds depth to our European language offering, in particular German language capabilities. Additionally, heloo diversifies our client mix – allowing TaskUs to further expand in key high-growth industries like e-commerce and gaming.”

“heloo is an ideal first transaction following our public listing because we are not only expanding our footprint to deliver more value to clients, but we are also adding an experienced team with similar core values and a clear focus on supporting digital disrupter clients,” said Jaspar Weir, President and Co-Founder of TaskUs. “Importantly, heloo shares our frontline-first, agile, client-centric approach, and our commitment to creating long-term shareholder value. We have identified significant opportunities for our combined teams, clients and partners, and we could not be more excited to welcome Dom, Tom and the entire talented heloo team to the TaskUs family.”

“We are thrilled to join forces with TaskUs and benefit from its additional scale, expanded service offerings and global footprint as we continue to deliver superior customer experiences for our clients,” said Domagoj Makar, Co-founder and CEO of heloo. “Together with TaskUs, we look forward to extending our leadership and enhancing our capabilities and offerings to support Europe’s high-growth technology companies. Tom and I are excited to work closely with Bryce, Jaspar and the TaskUs team to continue our momentum as we set the standard for next-generation digital customer experience.”
“This is an exciting day for our team at heloo as we partner with TaskUs to unlock new opportunities for our employees, clients and partners as part of a larger, more-diversified platform,” said Tomislav Plesa, COO and Managing Partner of heloo. “Like us, TaskUs believes that culture is a direct reflection of our people and a critical part of a strong, growing business. We are confident that bringing together our stellar teams will result in even greater innovation and tremendous outcomes for our clients.”

Exhibit 99.1
About heloo
heloo is a provider of digital customer experience solutions to European technology companies across all major communication channels and platforms. heloo’s broad range of service offerings include customer service, back-office support, partner relationship management, lead qualification, know your customer solutions, and quality assurance. Headquartered in Croatia, heloo’s employees across eight Eastern European countries support more than 8 million customer interactions annually on behalf of its clients and partners across Europe. For more information, please visit www.heloo.com.

About TaskUs
TaskUs is a provider of outsourced digital services and next-generation customer experience to innovative and disruptive technology companies, helping its clients represent, protect and grow their brands. Leveraging a cloud-based infrastructure, TaskUs serves clients in the fastest-growing sectors, including social media, e-commerce, gaming, streaming media, food delivery and ride-sharing, HiTech, FinTech and HealthTech. As of December 31, 2021, TaskUs had approximately 40,100 employees across twenty-three locations in 10 countries, including the United States, the Philippines and India.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended. These statements include, but are not limited to the expected benefits of TaskUs’ acquisition of heloo and other non-historical statements. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “trends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors include but are not limited to those described under “Risk Factors” in TaskUs’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as such factors may be updated from time to time in TaskUs’ periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and TaskUs’ SEC filings. TaskUs undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Contact

Alan Katz
Vice President, Investor Relations
alan.katz@taskus.com

Media Contact

Jon Keehner / Kate Thompson / Tanner Kaufman
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449